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                                                                    Exhibit 23.5

                  CONSENT OF MORGAN STANLEY & CO. INCORPORATED



                                    June 20, 2001


American International Group, Inc.
70 Pine Street
New York, NY 10270

Dear Sir or Madam:

      We consent to inclusion in the Registration Statement on Form S-4 (the "Registration Statement") of American International Group, Inc. ("AIG"), and the proxy statement/prospectus which is part of the Registration Statement of our opinion dated May 10, 2001, appearing as Appendix B to such proxy statement/prospectus, to the description therein of such opinion and to the references to our firm name therein in the sections entitled "Questions and Answers about the Acquisition and the Special Meeting", "Summary", "The Acquisition--Background of the Acquisition", "--Reasons for the Acquisition; Recommendation of the American General Board" and "--Opinion of American General's Financial Advisor".

      In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations adopted by the Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of the Proxy Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.


                                          Very truly yours,

                                          MORGAN STANLEY & CO. INCORPORATED



                                          By: /s/ BRIAN O. MOON
                                              --------------------------
                                          Name: Brian O. Moon
                                          Title: Vice President